Exhibit 99.5
AMENDMENT NO. 4 TO
PROFIT SHARING PLAN FOR EMPLOYEES OF
TRINITY INDUSTRIES, INC. AND CERTAIN AFFILIATES AS
RESTATED EFFECTIVE JANUARY 1, 2005
          WHEREAS, TRINITY INDUSTRIES, INC., a Delaware corporation (the “Company”), has heretofore adopted the PROFIT SHARING PLAN FOR EMPLOYEES OF TRINITY INDUSTRIES, INC. AND CERTAIN AFFILIATES AS RESTATED EFFECTIVE JANUARY 1, 2005 (the “Plan”); and
          WHEREAS, pursuant to those provisions of the Plan permitting the Company to amend the Plan from time to time, the Company desires to amend the Plan as described herein;
          NOW THEREFORE, the Plan is hereby amended as follows, effective as stated herein:
1. Section 2.01(i) of the Plan is hereby amended to be and read as follows, effective as stated herein:
(i)	Compensation. The total of all amounts paid annually to a Participant by the Employer for personal services as reported on the Participant’s Federal Income Tax Withholding Statement (Form W-2) plus any Salary Reduction Contributions described in Section 4.02 hereof and any amounts not included in the Participant’s gross income pursuant to Section 125 of the Code but excluding (i) effective January 1, 2009, annual incentive awards; (ii) effective January 1, 2008, Winsharing bonuses; (iii) any other contributions made under this Plan or any other plan of deferred compensation, (iv) tuition reimbursement payments, (v) moving expense payments, (vi) excess life insurance imputed income, (vii) income from nonqualified stock options, (viii) automobile allowance payments, (ix) medical allowance payments, (x) safe driving bonuses, (xi) employee awards, (xii) lodging allowance payments, (xiii) tool allowance payments, (xiv) road expense reimbursement payments, (xv) commuting allowance payments, (xvi) meal allowance payments, (xvii) third-party sick pay, (xviii) attendance/safety bonuses; (xix) travel allowances, (xx) company automobile; (xxi) executive perquisites; and (xxii) such other similar amounts as the Committee may from time to time exclude in its sole discretion; provided, however, that for purposes of determining benefits hereunder, the total Compensation of a Participant to be taken into account for a given Year shall not exceed $210,000.00 (as automatically increased in accordance with Treasury Department regulations to reflect cost of living adjustments).

2. Section 4.01(b)(2)(A) of the Plan, regarding the average contribution percentage discrimination test, is hereby amended to be and read as follows, effective January 1, 2008:
(A)	With respect to Employer Matching Contributions, either of the following discrimination tests of Code Section 401(m) must be satisfied:
(1)	The Average Contribution Percentage for Eligible Participants who are Highly Compensated Employees for the Year must not exceed the Average Contribution Percentage for Eligible Participants who are Non-Highly Compensated Employees for the Year multiplied by 1.25; or

(2)	the Average Contribution Percentage for Eligible Participants who are Highly Compensated Employees for the Year must not exceed the Average Contribution Percentage for Eligible Participants who are Non-Highly Compensated Employees for the Year multiplied by two (2), provided that the Average Contribution Percentage for Eligible Participants who are Highly Compensated Employees does not exceed the Average Contribution Percentage for Eligible Participants who are Non-Highly Compensated Employees for the Year by more than two (2) percentage points.
3. Section 4.02(d)(1) of the Plan, regarding the actual deferral percentage test, is hereby amended to be and read as follows, effective January 1, 2008:
(1)	401(k) Discrimination Tests and Return of Excess. The discrimination tests of Code Section 401(k) are satisfied in the following manner. The Actual Deferral Percentage for Eligible Participants who are Highly Compensated Employees for the Year shall bear a relationship to the Actual Deferral Percentage for Eligible Participants who are Non-Highly Compensated Employees for the Year whereby:
(A)	The Actual Deferral Percentage for the group of Eligible Participants who are Highly Compensated Employees for the Year is not more than the Actual Deferral Percentage for Eligible Participants who are Non-Highly Compensated Employees for the Year multiplied by 1.25; or

(B)	The excess of the Actual Deferral Percentage for the group of Eligible Participants who are Highly Compensated Employees for the Year over that of all Eligible Participants who are Non-Highly Compensated Employees for the Year shall not be more than two (2) percentage points, and the Actual Deferral Percentage for the group of Eligible Participants who are Highly Compensated Employees for the Year is not more than the Actual Deferral Percentage of all Eligible Participants who are Non-Highly Compensated Employees for the Year multiplied by two (2).
          IN WITNESS WHEREOF, the Company has caused this instrument to be executed in its name and on behalf of this 31st day of December, 2008, effective as stated herein.

TRINITY INDUSTRIES, INC.

By: Title:	/s/ Timothy R. Wallace Chairman, President and Executive Officer
ATTEST:

/s/ Paul M. Jolas

STATE OF TEXAS	§
§
COUNTY OF DALLAS	§
          This instrument was acknowledged before me on the 31st day of December, 2008, by /s/ Timothy R. Wallace of Trinity Industries, Inc., a Delaware corporation, on behalf of said corporation.

/s/ Marsha L. Buchanan Notary Public in and for the
State of Texas
My Commission Expires:

7/29/2011

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